EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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CONTACT, AT INTERNEURON, (617)-861-8444:
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       GLENN L. COOPER, M.D.                           WILLIAM B. BONI
       PRESIDENT AND CEO                               VP, CORP. COMMUNICATIONS

       FEDERAL AGENCY RECOMMENDS DESCHEDULING OF REDUX

       NEW STATUS WOULD SIMPLIFY PRESCRIPTION WRITING, ELIMINATE REFILL LIMITS

LEXINGTON, MA, May 5, 1997 -- Interneuron Pharmaceuticals, Inc. (NASDAQ: IPIC) today announced that the Drug Enforcement Agency (DEA) has published a recommendation for the removal of fenfluramine and its isomers, including dexfenfluramine, from Schedule IV and all other controls of the Controlled Substances Act. Dexfenfluramine is the active ingredient in Redux, a prescription anii-obesity drug currently marketed by the Wyeth-Ayerst division of American Home Products (NYSE: AHP).

As a Schedule IV substance, Redux is currently subject to controls related to recordkeeping procedures for dispensing pharmacists and procedural mandates for prescribing physicians. If after a comment period the DEA were to issue a final rule consistent with its proposal, then Redux would no longer carry the C-IV designation and be subject to DEA controls. Certain states will deschedule the drug automatically upon federal descheduling while other states have varying procedures for descheduling.

"This decision follows the review by three federal agencies, the DEA, the Food and Drug Administration (FDA) and the National Institute on Drug Abuse (NIDA), of an extensive body of scientific, animal and human data which indicates the absence of abuse potential related to dexfenfluramine," said Glenn L. Cooper, M.D., president and chief executive officer of Interneuron.

In March 1991, Interneuron submitted a petition to the DEA to remove fenfluramine and its isomers from the agency's list of controlled substances. Such substances are deemed to have potential for abuse. In September 1995, a joint committee of the Endocrinologic and Metabolic Advisory Committee and the FDA Drug Abuse Advisory Committee voted to recommend removal of fenfluramine and its isomers from Schedule IV and all other DEA controls. The National Institute on Drug Abuse also has supported the de-scheduling of these compounds.

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Interneuron  Pharmaceuticals is a diversified  biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders. Interneuron is also developing products and technologies, generally outside the central nervous
system  field,   through  four  subsidiaries:   Intercardia,   Inc.  focused  on
cardiovascular disease, Progenitor, Inc. focused on developmental genomics, Trnascell Technologies, Inc. focused on carbohydrate-based drug discovery, and InterNutria, Inc. focused on dietary supplement products.

Except for the descriptions of historical facts contained herein, this news release contains forward- looking statements that involve risks and uncertainties as detailed from time to time in Interneuron's SEC filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, including, in particular, risks relating to the commercialization of Redux, such as marketing, safety and regulatory, patent, product liability, supply, contractual obligations and other risks, uncertainties relating to clinical trials, risks relating to product launches and managing growth, government regulation, patent risks, dependence upon third parties and competition.



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